Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FIRST QUARTER FISCAL 2009 RESULTS

INTRODUCES SECOND QUARTER 2009 GUIDANCE

FOOTHILL RANCH, Calif., May 28, 2009 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal first quarter ended May 2, 2009, and introduced guidance for the second quarter of fiscal 2009. The company provided segment information on Wet Seal and Arden B in Exhibit B.

For the First Quarter:

•	Net sales for the fiscal quarter ended May 2, 2009, were $132.0 million compared to net sales of $142.4 million for the fiscal quarter ended May 3, 2008.

•	Consolidated comparable store sales decreased 7.3%. Comparable store sales for Wet Seal decreased 7.9% and for Arden B decreased 4.1%.

•	Operating income was $5.2 million, or 3.9% of net sales, compared to $8.7 million, or 6.1% of net sales, in the first quarter of fiscal 2008.

•

Current year and prior year first quarter stock compensation expense included benefits of approximately $0.9 million and $0.9 million, respectively, primarily due to higher than previously estimated forfeitures of unvested stock awards resulting from executive and other employee departures from the Company over the past two years.

•	Net income was $5.0 million, or $0.05 per diluted share, as compared to $8.9 million, or $0.09 per diluted share, in the prior year quarter.

•

The first quarter earnings per diluted share of $0.05 was near the high end of the Company’s initially announced guidance and exceeded the Company’s most recently announced guidance for the quarter of approximately $0.04 per diluted share.

Ed Thomas, chief executive officer, commented, “We remained focused on executing on key initiatives during the first quarter. We were very pleased to see early signs of a turnaround in our Arden B business, which generated healthy operating income in excess of $2.5 million in the first quarter and delivered positive comparable store sales for the first month in two years in April. While Wet Seal results were pressured by a difficult retail environment and were impacted by inventory mix issues identified early in the quarter, we maintained strong operational discipline and continued with our store remodeling efforts and several merchandising initiatives that we expect will improve store level productivity and profitability at this division.”

Mr. Thomas continued, “As of quarter-end, inventory per square foot declined 4.0% versus the prior year quarter, with Arden B down 21.4% and Wet Seal up 0.9%. While unit inventories at Arden B are up versus the prior year to support the increased sales volume associated with recent price reductions, strong inventory management resulted in continued decline in inventory investment and increased inventory turns. The slight inventory increase at Wet Seal was due mainly to a strategy to increase depth in our most popular denim styles. That said, we will continue to closely monitor inventory levels and maintain tight controls based on the current environment.”

The Company generated cash flows from operations of $1.8 million during the 13 weeks ended May 2, 2009, and ended the quarter with $139.2 million of cash and cash equivalents and $2.9 million of long-term debt, comprised of Convertible Notes, net of discount.

Store Openings and Closings

The Company opened one Wet Seal store and closed four Arden B stores during the first quarter. At May 2, 2009, the Company operated 493 stores in 47 states, the District of Columbia and Puerto Rico, including 410 Wet Seal stores and 83 Arden B stores.

Capital Expenditures and Depreciation

During the first quarter, the Company incurred capital expenditures of $6.9 million, of which $6.0 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $0.2 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $6.7 million.

Depreciation in the first quarter totaled $3.6 million as compared to $3.6 million in the prior year first quarter.

Capital Transactions

During the first quarter, the Company did not repurchase shares and does not have an existing share repurchase program. There were no conversions of Secured Convertible Notes or Convertible Preferred Stock in the quarter. As of May 2, 2009, Secured Convertible Notes and Convertible Preferred Stock remain outstanding that are convertible into approximately 3.1 million shares and 537,000 shares, respectively, of the Company’s Class A Common stock.

During the quarter, investors exercised warrants that resulted in issuance of 100,000 shares of the Company’s Class A common stock, generating approximately $0.3 million in proceeds to the Company. As of May 2, 2009, warrants exercisable into approximately 10.6 million shares of the Company’s Class A common stock remain outstanding. Exercise of all remaining outstanding warrants via cash payment by the warrant holders would result in proceeds to the Company of $39.3 million. The average exercise price on the outstanding warrants is $3.69, with approximately 7.8 million of such warrants having an exercise price in excess of the Company’s closing Class A Common Stock price as of May 27, 2009.

Income Taxes

The Company began fiscal 2009 with approximately $117.9 million of federal net operating loss (“NOL”) carry forwards available to offset taxable income in fiscal 2009 and thereafter, subject to certain annual limitations based on the provisions of Section 382 of the Internal Revenue Code. Subject to potential further adjustment, the Company believes NOL carry forwards available will be sufficient to offset any possible federal regular taxable income in fiscal 2009. Accordingly, if the Company generates taxable income in Fiscal 2009, the Company expects it would report an effective income tax rate of approximately 3.3% related to a limited portion of federal alternative minimum taxes that cannot be offset by NOL carry forwards, and income taxes in the State of California, which cannot be offset by NOL carry forwards, and certain other state income taxes.

Second Quarter Fiscal 2009 Guidance

For the second quarter of fiscal 2009, earnings are estimated in the range of $0.02 to $0.05 per diluted share. The guidance is based on the following major assumptions:

•	Total net sales between $135 million and $140 million versus $149.1 million in the second quarter of fiscal 2008.

•	Comparable store sales decline between 7% and 10% versus a 4.4% decrease in the prior year second quarter.

•	Five net new store openings, with six net openings at Wet Seal and 1 net closing at Arden B. In the prior year second quarter, the Company opened one net new store.

•

Gross margin rate between 28.6% and 30.1% of net sales versus 34.9% in the prior year second quarter, with the decrease driven mainly by a deleveraging effect on occupancy costs due to the forecasted comparable store sales decline and a decrease in merchandise margin versus a comparatively strong prior year second quarter result.

•	SG&A expense between 26.3% and 26.9% of net sales versus 26.8% in the prior year second quarter.

•	Operating income between $2.3 million and $5.3 million versus operating income of $11.8 million in the prior year second quarter.

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Interest expense of $0.1 million versus interest expense of $1.5 million in the prior year second quarter. The prior year second quarter included $1.9 million in non-cash interest charges associated with conversion of $3.4 million of the Company’s secured convertible notes into Class A common stock.

•	Income tax expense of between $0.1 million and $0.2 million versus income tax expense of $0.2 million in the prior year second quarter.

Conference Call

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (877) 874-1570. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through June 4, 2009. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number 9042319.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of May 2, 2009, the Company operated a total of 493 stores in 47 states, the District of Columbia and Puerto Rico, including 410 Wet Seal stores and 83 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its second quarter of fiscal 2009, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Summary Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	May 2,	Jan 31,	May 3,
	2009	2009	2008
ASSETS
Cash and cash equivalents	$139,219	$142,064	$109,662
Merchandise inventories	32,935	25,529	34,355
Other current assets	11,753	12,384	13,590

Total current assets	183,907	179,977	157,607
Equipment and leasehold improvements, net	78,106	74,869	71,980
Deferred financing costs	149	173	376
Other assets	1,776	1,640	1,704

Total assets	$263,938	$256,659	$231,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable—merchandise	$11,667	$8,388	$12,991
Accounts payable—other	12,163	9,188	9,551
Income taxes payable	23	228	173
Accrued liabilities	24,726	28,079	29,847
Current portion of deferred rent	3,427	3,378	4,336

Total current liabilities	52,006	49,261	56,898

Secured convertible notes	2,895	2,707	3,832
Deferred rent	29,316	30,051	29,747
Other long-term liabilities	1,754	1,821	1,931

Total long-term liabilities	33,965	34,579	35,510

Convertible preferred stock	1,611	1,611	2,167

Total stockholders’ equity	176,356	171,208	137,092

Total liabilities and stockholders’ equity	$263,938	$256,659	$231,667

Exhibit A

(Continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended
	May 2, 2009	May 3, 2008
Net sales	$132,009	$142,390
Gross margin	39,181	46,700
Selling, general & administrative expenses	33,973	37,991

Operating income	5,208	8,709
Interest (expense) income, net	(7)	392

Income before provision for income taxes	5,201	9,101
Provision for income taxes	172	173

Net income	$5,029	$8,928

Net income per share, basic (1)	$0.05	$0.09

Net income per share, diluted (1)	$0.05	$0.09

Weighted average shares, basic	95,390,238	90,673,304

Weighted average shares, diluted	95,812,691	91,248,632

(1)	On February 1, 2009, the company adopted FASB Staff Position EITF 03-6-1, “Determining When Instruments Granted in Share-based Payment Transactions Are Participating Securities”, which requires the allocation of net income among common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $4,770 and $4,761 for the 13 weeks ended May 2, 2009, and $8,238 and $8,220 for the 13 weeks ended May 3, 2008.

Exhibit B

Segment Reporting (unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the first quarter of fiscal 2009 and 2008 for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Fiscal 2009	Wet Seal Q109	Arden B Q109	Corporate Q109	Total Q109
Net sales	$108,365	$23,644	n/a	$132,009
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(7.9)%	(4.1)%	n/a	(7.3)%
Operating income (loss)	$9,893	$2,523	$(7,208)	$5,208
Interest expense, net	$—	$—	$(7)	$(7)
Income (loss) before provision for income taxes	$9,893	$2,523	$(7,215)	$5,201
Depreciation	$2,985	$425	$229	$3,639
Number of stores as of quarter end	410	83	n/a	493
Sales per square foot	$64	$83	n/a	$66
Square footage as of quarter end	1,615	253	n/a	1,868

Fiscal 2008	Wet Seal Q108	Arden B Q108	Corporate Q108	Total Q108
Net sales	$116,191	$26,199	n/a	$142,390
% of total sales	82%	18%	n/a	100%
Comparable store sales % increase (decrease)	(3.3)%	(21.6)%	n/a	(7.5)%
Operating income (loss)	$17,061	$(842)	$(7,510)	$8,709
Interest income, net	$—	$—	$392	$392
Income (loss) before provision for income taxes	$17,061	$(842)	$(7,118)	$9,101
Depreciation	$2,495	$783	$289	$3,567
Number of stores as of quarter end	401	95	n/a	496
Sales per square foot	$70	$83	n/a	$72
Square footage as of quarter end	1,578	293	n/a	1,871

In the tables above, Wet Seal and Arden B reportable segments include net sales generated from their respective stores and e-commerce operations. The “Corporate” column is presented solely to allow for reconciliation of store contribution and total asset amounts to consolidated operating income, interest (expense) income, net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.